                                                                   Exhibit 10.11



Personal & Confidential





February 26, 1998

Bahman Koohestani


Dear Bahman

On behalf of HERMOD Corp., I am pleased to offer employment to you in the position of in the position of Chief Technology Officer and Interim President. I believe you will find this position challenging and rewarding, and that it will provide you with an opportunity for personal career development. The following are the terms and conditions of this offer of employment.

This offer of employment is for an indefinite term, commencing on May 1, 1998. The salary will be $150,000 per annum, payable on a semimonthly basis by cheque. At a later date, we will be able to direct deposit to your financial institution.

Additionally we will pay for one month's rental for a two bedroom apartment for the month of May, and will provide a reasonable sum towards moving costs from California to Toronto (which is non-recoverable assuming you do not resign within 6 months).

You will be eligible to participate in the company's benefit programs generally applicable to employees, as they are implemented. As an initial employee, there is no probationary period to be completed.

As an initial team member, you will be issued 3,700,000 common shares of the company, subject to the terms set out in the attached schedule "CONFIDENTIAL SUMMARY OF TRANSACTION". Your shares will be issued on closing, and held in escrow, vesting in 12 equal quarterly releases of 308,333.33 thereafter. (You acknowledge that an additional person may join, and that you may transfer up to 1,000,000 shares to him at nominal consideration, from your personal shareholding).

You are entitled to three weeks vacation (exclusive of statutory or public holidays) each financial year, that leave to be prorated over any partial year of employment. Such vacation is to be taken at a time acceptable to the company subject to its operational requirements.

The company reserves the right to reassign you to a comparable or senior position to that which this offer relates at any time and from time to time. Except as provided in this letter, the company reserves all managerial rights permitted by law with respect to the terms and conditions of your employment. Both the company and you agree that your role as president will be interim only, during the start up phase until the board hires a full time president and/or CEO. Your compensation as CTO will remain the same even after you cease to be president.

Under our company policy we all employees must complete a 90 day probationary period of employment. At the end of this period, an evaluation of the employee's performance in the position will be made, and the results of this evaluation will be discussed with the employee. The company reserves the right to terminate an employee's employment at any time during the probation period without notice or pay in lieu thereof to the employee. However, as an initial team member, the company is waiving the probationary period.

Performance appraisals and compensation review will be conducted on an annual basis.

Should you elect to leave the employment of the company, you are requested to provide the company with at least one month's notice in writing.

All employees of the company are required to sign a Confidentiality Agreement. A copy of this Agreement is enclosed for your review.

The company has adopted a policy which prohibits smoking in all of its facilities and expects all employees to respect and comply with this policy.

Except as modified by this letter, signing this letter signifies acceptance of the then current company policies from time to time.

Please confirm your acceptance of this offer by returning a signed copy of this letter and confidentiality agreement to us no later than Friday March 6, 1998, after which it expires.

The offer letter (and its attachments) are for your use only, in connection with your evaluation of our offer. Without limiting the foregoing, this letter is not to be provided, nor its contents disclosed, to any other party. We also ask that you not reveal our conversations to date or current interest. Any such disclosure will immediately terminate the effectiveness of this indication of interest.

This offer letter is not intended to have any binding effect upon either party (with the exception of the confidentiality and exclusivity requirements). No such binding obligation will exist prior to finalization of the employment agreement and related corporate/shareholding documentation.

If you have any further questions, please do not hesitate to contact me.

We look forward to you joining the team.

Sincerely,

HERMOD Corp.


Dennis Bennie
CEO



I have had an opportunity to review the offer letter and the confidentiality and transaction summary schedules. I have had an opportunity to obtain independent legal advice.


/s/ Bahman Koohestani
_______________________________________             ____________________________
Bahman Koohestani                                   March   ,  1998
Signed in Acceptance of the Above Terms